CARMAX REPORTS RECORD FIRST QUARTER RESULTS

Richmond, Va., June 19, 2015 – CarMax, Inc. (NYSE:KMX) today reported record results for the first quarter ended May 31, 2015.

▪	Net sales and operating revenues increased 7.1% to $4.01 billion.

▪	Used unit sales in comparable stores increased 4.9%.

▪	Total used unit sales rose 9.3%.

▪	Total wholesale unit sales increased 4.7%.

▪	CarMax Auto Finance (CAF) income increased 15.3% to $109.1 million.

▪	Net earnings grew 7.3% to $182.0 million. Net earnings per diluted share rose 13.2% to $0.86.

“We had another great quarter, setting all-time records for quarterly sales and earnings,” said Tom Folliard, president and chief executive officer.  “Continued strong performances in our used, wholesale and CAF operations, along with the growth of our store base and our ongoing share repurchase program, contributed to our solid results.”

First Quarter Business Performance Review

Sales.  Total used vehicle unit sales grew 9.3% and comparable store used unit sales increased 4.9% versus the prior year’s first quarter.  Comparable store used unit sales benefited from a combination of factors, including improved conversion and continued growth in customer traffic.

Wholesale vehicle unit sales grew 4.7% versus the first quarter of fiscal 2015.  Wholesale unit sales benefited from the growth of our store base, partially offset by a decline in our vehicle buy rate.

Other sales and revenues increased 14.3% year-over-year.  Extended protection plan revenues rose 12.5% versus the prior year’s quarter, primarily due to the growth in our retail unit sales.  Net third-party finance fees were relatively flat compared with last year’s first quarter, reflecting the net effect of changes in mix among providers and the overall increase in units sold.  Vehicles financed by the Tier 3 providers and those included in the CAF loan origination test represented 14.5% of retail unit sales in the current quarter versus 16.1% in the corresponding prior year period.

Gross Profit.  Total gross profit increased 8.4% versus the first quarter of fiscal 2015, to $543.8 million.  Used vehicle gross profit rose 8.3%, primarily driven by the 9.3% increase in total used unit sales.  Used vehicle gross profit per unit was relatively flat at $2,200 compared with $2,220 in the prior year period.  Wholesale vehicle gross profit increased 3.3% versus the prior year’s first quarter, driven by the 4.7% increase in wholesale unit sales.  Wholesale vehicle gross profit per unit of $1,032 was similar to the $1,046 reported in the first quarter of fiscal 2015.  Other gross profit rose 18.7% largely due to the improvement in other sales and revenues.

SG&A.  Compared with the first quarter of fiscal 2015, SG&A expenses increased 11.6% to $349.8 million.  The increase primarily reflected the 12% growth in our store base since the beginning of last year’s first quarter (representing the addition of 16 stores) and a $7.9 million increase in share-based compensation expense, as well as higher variable selling costs associated with our comparable store used unit sales growth.  SG&A per retail unit was $2,098 in the current quarter, up $51 year-over-year, of which $39 related to the increase in share-based compensation expense.

CarMax Auto Finance.(1)  Compared with last year’s first quarter, CAF income increased 15.3% to $109.1 million.  The improvement was driven by an increase in average managed receivables and continued favorable loss experience, partially offset by a lower total interest margin percentage.  Average managed receivables grew 17.2% to $8.66 billion.  In recent quarters, we experienced better than anticipated loan charge-offs, which had a favorable effect on both the provision for loan losses and the ending allowance for loan losses.  The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 6.3% of average managed receivables in the current quarter from 6.7% in last year’s first quarter.

Store Openings.  During the first quarter of fiscal 2016, we opened three stores, including two stores in new markets (Minneapolis and Gainesville).  We also opened our third store in the Philadelphia market.  Subsequent to the end of the quarter, we expanded our presence in the Denver market with two additional stores and we added a second store in the Providence market.

Share Repurchase Program.  During the first quarter of fiscal 2016, we repurchased 1.8 million shares of common stock for $119.9 million.  As of May 31, 2015, we had $2.25 billion remaining available for repurchase under the program.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

Supplemental Financial Information

Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2015	2014	Change
Used vehicle sales	$3,292.7	$3,060.3	7.6%
New vehicle sales	60.0	69.8	(14.0)%
Wholesale vehicle sales	576.6	545.2	5.8%
Other sales and revenues:
Extended protection plan revenues	71.7	63.7	12.5%
Service department sales	30.9	28.3	9.0%
Third-party finance fees, net	(17.0)	(17.2)	1.2%
Total other sales and revenues	85.6	74.8	14.3%
Total net sales and operating revenues	$4,014.9	$3,750.2	7.1%

Unit Sales

	Three Months Ended May 31
	2015	2014	% Change
Used vehicles	164,510	150,528	9.3%
New vehicles	2,215	2,597	(14.7)%
Wholesale vehicles	101,630	97,098	4.7%

Average Selling Prices

	Three Months Ended May 31
	2015	2014	% Change
Used vehicles	$19,851	$20,173	(1.6)%
New vehicles	$26,997	$26,761	0.9%
Wholesale vehicles	$5,449	$5,450	(0.0)%

Vehicle Sales Changes

	Three Months Ended May 31
	2015	2014
Used vehicle units	9.3%	9.8%
Used vehicle revenues	7.6%	13.3%

Wholesale vehicle units	4.7%	9.9%
Wholesale vehicle revenues	5.8%	11.1%

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2015	2014
Used vehicle units	4.9%	3.4%
Used vehicle revenues	3.4%	6.6%

 (1)Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2015	% (1)	2014	% (1)
Net sales and operating revenues	$4,014.9	100.0	$3,750.2	100.0
Gross profit	$543.8	13.5	$501.7	13.4
CarMax Auto Finance income	$109.1	2.7	$94.6	2.5
Selling, general, and administrative
expenses	$349.8	8.7	$313.4	8.4
Interest expense	$7.1	0.2	$7.6	0.2
Earnings before income taxes	$296.0	7.4	$275.0	7.3
Net earnings	$182.0	4.5	$169.7	4.5

(1)	Calculated as a percentage of net sales and operating revenues.

Gross Profit

	Three Months Ended May 31
(In millions)	2015	2014	Change
Used vehicle gross profit	$361.9	$334.1	8.3%
New vehicle gross profit	0.8	1.8	(55.4)%
Wholesale vehicle gross profit	104.9	101.6	3.3%
Other gross profit	76.2	64.2	18.7%
Total	$543.8	$501.7	8.4%

Gross Profit per Unit

	Three Months Ended May 31
	2015		2014
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,200	11.0	$2,220	10.9
New vehicle gross profit	$371	1.4	$709	2.6
Wholesale vehicle gross profit	$1,032	18.2	$1,046	18.6
Other gross profit	$457	89.1	$419	85.8
Total gross profit	$3,262	13.5	$3,277	13.4

(1)Calculated as category gross profit divided by each category’s respective units sold, except the other and total categories, which are calculated by dividing their respective gross profit by total retail units sold.

(2)Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended May 31
(In millions)	2015	2014	Change
Compensation and benefits (1)	$201.8	$178.9	12.8%
Store occupancy costs	65.3	58.3	12.0%
Advertising expense	33.7	30.7	9.8%
Other overhead costs (2)	49.0	45.5	7.7%
Total SG&A expenses	$349.8	$313.4	11.6%
SG&A per retail unit	$2,098	$2,047	$51

(1)Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)Includes IT expenses, insurance, non-CAF bad debt, travel, preopening and relocation costs, charitable contributions and other administrative expenses.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2015	% (1)	2014	% (1)
Interest margin:
Interest and fee income	$164.9	7.6	$147.0	8.0
Interest expense	(28.1)	(1.3)	(23.1)	(1.2)
Total interest margin	136.8	6.3	123.9	6.7
Provision for loan losses	(13.6)	(0.6)	(15.8)	(0.9)
Total interest margin after provision
for loan losses	123.2	5.7	108.1	5.8
Total direct expenses	(14.1)	(0.7)	(13.5)	(0.7)
CarMax Auto Finance income	$109.1	5.0	$94.6	5.1

Total average managed receivables	$8,664.6		$7,390.1
Net loans originated	$1,364.7		$1,236.3
Net CAF penetration rate	42.2%		41.3%
Weighted average contract rate	7.4%		7.2%

Ending allowance for loan losses	$83.7		$75.4

Warehouse facility information:
Ending funded receivables	$1,089.0		$964.0
Ending unused capacity	$1,211.0		$836.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2015	2014	Change
Net earnings	$182.0	$169.7	7.3%
Diluted weighted average shares outstanding	211.7	223.6	(5.4)%
Net earnings per diluted share	$0.86	$0.76	13.2%

Planned Store Openings

We currently plan to open the following stores within 12 months from May 31, 2015:

Location	Television Market	Market Status	Planned Opening Date
Cranston, Rhode Island (1)	Providence	Existing	Q2 Fiscal 2016
Parker, Colorado (1)	Denver	Existing	Q2 Fiscal 2016
Loveland, Colorado (1)	Denver	Existing	Q2 Fiscal 2016
Tallahassee, Florida	Tallahassee	New	Q2 Fiscal 2016
Richmond, Texas	Houston	Existing	Q3 Fiscal 2016
Gaithersburg, Maryland (2)	Washington/Baltimore	Existing	Q3 Fiscal 2016
Maplewood, Minnesota	Minneapolis/St Paul	Existing	Q3 Fiscal 2016
Norwood, Massachusetts	Boston	New	Q4 Fiscal 2016
Danvers, Massachusetts	Boston	Existing	Q4 Fiscal 2016
Bloomington, Illinois	Peoria/Bloomington	New	Q4 Fiscal 2016
Buford, Georgia	Atlanta	Existing	Q4 Fiscal 2016
O'Fallon, Illinois	St. Louis	Existing	Q4 Fiscal 2016
Pleasanton, California	San Francisco	New	Q1 Fiscal 2017
Santa Rosa, California	San Francisco	Existing	Q1 Fiscal 2017
Springfield, Illinois	Springfield	New	Q1 Fiscal 2017

(1)	Store opened in June 2015
(2)	Represents a store relocation being made in connection with the expiration of the lease on our Rockville, Maryland store.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.  We currently estimate total capital expenditures will be approximately $360 million in fiscal 2016.  We plan to open 14 stores and relocate one store whose lease is expiring in fiscal 2016 and between 13 and 16 stores in each of the following two fiscal years.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 19, 2015.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 84423648.  A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through September 21, 2015.  A telephone replay also will be available through June 26, 2015, and may be accessed by dialing
1-855-859-2056 (international callers dial 1‑404‑537‑3406).  The conference I.D. for both domestic and international callers is 84423648.

Second Quarter Fiscal 2016 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2015, on Tuesday, September 22, 2015, before the opening of trading on the New York Stock Exchange.  We plan to host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investors.carmax.com in September 2015.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for 11 consecutive years, is the nation’s largest retailer of used vehicles.  Headquartered in Richmond, Va., CarMax currently operates 150 used car stores in 75 markets.  The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service.  During the fiscal year ended February 28, 2015,  we retailed 582,282 used vehicles and sold 376,186 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify these forward-looking statements by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•	Events that damage our reputation or harm the perception of the quality of our brand.
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•	Changes in consumer credit availability provided by our third-party financing providers.
•	Changes in the availability of extended protection plan products from third-party providers.
•	Our inability to recruit, develop and retain associates and maintain positive associate relations.
•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.
•	Significant changes in prices of new and used vehicles.
•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The failure of key information systems.
•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•

The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.
•	The occurrence of severe weather events.
•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investors.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391.  We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:

pr@carmax.com, (855) 887-2915

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2015	% (1)	2014	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,292,658	82.0	$3,060,341	81.6
New vehicle sales	60,048	1.5	69,789	1.9
Wholesale vehicle sales	576,625	14.4	545,245	14.5
Other sales and revenues	85,557	2.1	74,821	2.0
NET SALES AND OPERATING REVENUES	4,014,888	100.0	3,750,196	100.0
Cost of sales	3,471,094	86.5	3,248,465	86.6
GROSS PROFIT	543,794	13.5	501,731	13.4
CARMAX AUTO FINANCE INCOME	109,108	2.7	94,615	2.5
Selling, general and administrative expenses	349,779	8.7	313,446	8.4
Interest expense	7,103	0.2	7,601	0.2
Other expense	41	―	277	―
Earnings before income taxes	295,979	7.4	275,022	7.3
Income tax provision	114,005	2.8	105,369	2.8
NET EARNINGS	$181,974	4.5	$169,653	4.5
WEIGHTED AVERAGE COMMON SHARES:
Basic	208,698		220,268
Diluted	211,652		223,632
NET EARNINGS PER SHARE:
Basic	$0.87		$0.77
Diluted	$0.86		$0.76

(1)Calculated as a percentage of net sales and operating revenues and sums may not equal totals due to rounding.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)		(Unaudited)
	May 31	February 28	May 31
(In thousands except share data)	2015	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$351,698	$27,606	$532,191
Restricted cash from collections on auto loan receivables	328,054	294,122	290,653
Accounts receivable, net	103,663	137,690	97,810
Inventory	1,844,077	2,086,874	1,681,800
Deferred income taxes	9,245	8,100	8,080
Other current assets	29,088	44,646	26,202
TOTAL CURRENT ASSETS	2,665,825	2,599,038	2,636,736
Auto loan receivables, net	8,812,883	8,435,504	7,547,665
Property and equipment, net	1,896,348	1,862,538	1,696,940
Deferred income taxes	156,726	167,638	150,905
Other assets	138,895	133,483	116,714
TOTAL ASSETS	$13,670,677	$13,198,201	$12,148,960

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$446,453	$454,810	$433,115
Accrued expenses and other current liabilities	184,277	250,307	159,298
Accrued income taxes	59,089	1,554	94,816
Short-term debt	781	785	1,242
Current portion of long-term debt	―	10,000	―
Current portion of finance and capital lease obligations	21,623	21,554	19,715
Current portion of non-recourse notes payable	287,350	258,163	253,972
TOTAL CURRENT LIABILITIES	999,573	997,173	962,158
Long-term debt, excluding current portion	300,000	300,000	―
Finance and capital lease obligations, excluding current portion	301,480	306,284	315,762
Non-recourse notes payable, excluding current portion	8,574,773	8,212,466	7,373,003
Other liabilities	220,185	225,493	168,665
TOTAL LIABILITIES	10,396,011	10,041,416	8,819,588

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized;
208,682,123 and 208,869,688 shares issued and outstanding
as of May 31, 2015 and February 28, 2015, respectively	104,341	104,435	109,242
Capital in excess of par value	1,170,030	1,123,520	1,036,197
Accumulated other comprehensive loss	(66,458)	(65,391)	(45,776)
Retained earnings	2,066,753	1,994,221	2,229,709
TOTAL SHAREHOLDERS’ EQUITY	3,274,666	3,156,785	3,329,372
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,670,677	$13,198,201	$12,148,960

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2015		2014
OPERATING ACTIVITIES:
Net earnings	$181,974		$169,653
Adjustments to reconcile net earnings to net cash
provided by (used in) operating activities:
Depreciation and amortization	32,066		27,343
Share-based compensation expense	23,409		15,388
Provision for loan losses	13,598		15,847
Provision for cancellation reserves	20,330		21,118
Deferred income tax provision	10,475		771
Loss on disposition of assets and other	77	–	424
Net decrease (increase) in:
Accounts receivable, net	34,027		(17,887)
Inventory	242,797		(40,376)
Other current assets	14,423		664
Auto loan receivables, net	(390,977)		(415,664)
Other assets	57		3,467
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(31,043)		40,424
Other liabilities	(33,659)		(30,252)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	117,554		(209,080)
INVESTING ACTIVITIES:
Capital expenditures	(59,437)		(53,709)
Proceeds from sales of assets	1,419		―
Increase in restricted cash from collections on auto loan receivables	(33,932)		(31,354)
Increase in restricted cash in reserve accounts	(2,972)		(3,259)
Release of restricted cash from reserve accounts	1,633		4
Sales (purchases) of money market securities, net	82		(3,035)
Purchases of trading securities	(3,942)		(2,798)
Sales of trading securities	72		32
NET CASH USED IN INVESTING ACTIVITIES	(97,077)		(94,119)
FINANCING ACTIVITIES:
(Decrease) increase in short-term debt, net	(4)		660
Proceeds from revolving line of credit and long-term debt	20,000		―
Payments on revolving line of credit and long-term debt	(30,000)		―
Payments on finance and capital lease obligations	(4,652)		(4,204)
Issuances of non-recourse notes payable	3,047,805		1,897,000
Payments on non-recourse notes payable	(2,656,311)		(1,518,469)
Repurchase and retirement of common stock	(117,628)		(171,924)
Equity issuances, net	17,725		120
Excess tax benefits from share-based payment arrangements	26,680		4,306
NET CASH PROVIDED BY FINANCING ACTIVITIES	303,615		207,489
Increase (decrease) in cash and cash equivalents	324,092		(95,710)
Cash and cash equivalents at beginning of year	27,606		627,901
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$351,698		$532,191